American Funds Global Balanced Fund
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105

Telephone (415) 421-9360
Fax (415) 393-7140

April 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$27,659
Class B	$87
Class C	$2,019
Class F1	$1,587
Class F2	$1,591
Total	$32,943
Class 529-A	$1,152
Class 529-B	$9
Class 529-C	$243
Class 529-E	$56
Class 529-F1	$59
Class R-1	$37
Class R-2	$136
Class R-3	$163
Class R-4	$114
Class R-5	$226
Class R-6	$366
Total	$2,561

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2780
Class B	$0.1686
Class C	$0.1705
Class F1	$0.2711
Class F2	$0.3066
Class 529-A	$0.2664
Class 529-B	$0.1541
Class 529-C	$0.1657
Class 529-E	$0.2364
Class 529-F1	$0.2956
Class R-1	$0.2043
Class R-2	$0.1828
Class R-3	$0.2377
Class R-4	$0.2806
Class R-5	$0.3158
Class R-6	$0.3238

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	105,948
Class B	487
Class C	12,694
Class F1	6,314
Class F2	5,754
Total	131,197
Class 529-A	4,653
Class 529-B	60
Class 529-C	1,653
Class 529-E	272
Class 529-F1	267
Class R-1	206
Class R-2	808
Class R-3	749
Class R-4	448
Class R-5	740
Class R-6	1,892
Total	11,748

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$28.61
Class B	$28.58
Class C	$28.56
Class F1	$28.62
Class F2	$28.63
Class 529-A	$28.60
Class 529-B	$28.56
Class 529-C	$28.52
Class 529-E	$28.58
Class 529-F1	$28.62
Class R-1	$28.57
Class R-2	$28.55
Class R-3	$28.59
Class R-4	$28.62
Class R-5	$28.64
Class R-6	$28.64